Filed Pursuant to Rule 433

Registration No. 333-191021

Term Sheet

June 4, 2014

Issuer:	American Honda Finance Corporation

Security:	Floating Rate Medium-Term Notes, Series A

Issuer Senior Long-Term Debt Ratings*:	Moody’s Investors Service, Inc.: A1 (stable outlook) Standard & Poor’s Ratings Services: A+ (stable outlook)

CUSIP:	02665WAE1

Trade Date:	June 4, 2014

Original Issue Date:

June 10, 2014

The Issuer expects that delivery of the Notes will be made against payment therefor on the Original Issue Date, which will be the fourth Business Day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date will be required by virtue of the fact that the Notes initially will settle in four Business Days to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

Stated Maturity Date:	June 4, 2015

Principal Amount:	$1,000,000,000

Interest Category:	Regular Floating Rate Note

Interest Rate Basis:	LIBOR

Designated LIBOR Page:	Reuters Page LIBOR01

Index Maturity:	3 Month

Initial Interest Rate:	The initial interest rate will be based on 3 month LIBOR determined on June 6, 2014 plus the Spread, accruing from June 10, 2014

Initial Interest Reset Date:	September 4, 2014

Interest Reset Dates:	Each Interest Payment Date

Interest Determination Date:	The second London Banking Day preceding each Interest Reset Date.

Interest Payment Frequency:	Quarterly

Interest Payment Dates:	September 4, 2014, December 4, 2014, March 4, 2015, and the Stated Maturity Date, short first coupon, no interpolated LIBOR

Spread:	+0 basis points

Designated LIBOR Currency:	U.S. dollars

Price to Public:	100.00%

Commission:	0.03%

Net Proceeds to Issuer:	99.970% / $999,700,000

Day Count Convention:	Actual/360

Filed Pursuant to Rule 433

Registration No. 333-191021

Business Day Convention:	Modified Following; provided, however, if the Stated Maturity Date falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Stated Maturity Date to the date of that payment on the next succeeding Business Day.

Record Dates:	15th calendar day, whether or not a Business Day, preceding the related Interest Payment Date

Calculation Agent:	Deutsche Bank Trust Company Americas

Business Days:	New York and London

Governing Law:	New York

Minimum Denominations:	$2,000 and $1,000 increments thereafter

Agents:	Deutsche Bank Securities, Inc. Morgan Stanley & Co. LLC RBS Securities Inc. SMBC Nikko Securities America, Inc.

Co-Managers	Castle Oak Securities Inc. Mischler Financial Group, Inc. Samuel A. Ramirez & Co., Inc.

DTC Number:	573

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal at any time.

This term sheet supplements the prospectus supplement dated February 12, 2014 and the related prospectus dated September 5, 2013; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the aforementioned prospectus and prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the aforementioned prospectus, the prospectus supplement and the applicable pricing supplement if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611, Morgan Stanley & Co. LLC at 1-866-718-1649, RBS Securities Inc. at 1-866-884-2071, or SMBC Nikko Securities America, Inc. at 1-212-224-5314.

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